SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2017

Northwest Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-34582	27-0950358
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

100 Liberty Street Warren, Pennsylvania	16365
(Address of principal executive office)	(Zip code)

Registrant’s telephone number, including area code:        (814) 726-2140

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an merging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐                      Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2017, Ronald J. Seiffert, 60, was appointed President and Chief Operating Officer of Northwest Bancshares, Inc. (the Company), effective November 13, 2017. Mr. Seiffert has 36 years of experience in the banking industry. For the previous six years Mr. Seiffert served as Chairman, President and Chief Executive Officer of The Delaware County Bank & Trust in Lewis Center, Ohio. Prior to that Mr. Seiffert worked for two large Ohio banking organizations.
In connection with the appointment, effective November 13, 2017, William J. Wagner, the current Chairman of the Board, President and Chief Executive Officer of the Company, will continue to serve as Chairman of the Board and Chief Executive Officer of the Company.
In connection with his appointment, Mr. Seiffert entered into an employment agreement with the Company, which provides, among other things, for a base salary of $500,000 per year. The term of the agreement is 36 months. The employment agreement provides for participation in Company-wide employee benefit plans and in executive incentive and benefit plans. Additional details are included in the attached agreement.
There are no family relationships between Mr. Seiffert and any director or other executive officer of the Company nor are there any transactions between Mr. Seiffert or any member of his immediate family and the Company or any of its subsidiaries that would be reportable as a related party transaction under the rules of the Securities and Exchange Commissions.

 Item 9.01                                           Financial Statements and Exhibits

(d)	Exhibits.

Exhibits No.	Description

10.1	Employment Agreement between Northwest Bank and Northwest Bancshares, Inc. and Ronald J. Seiffert

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORTHWEST BANCSHARES, INC.

DATE:	November 2, 2017	By:	/s/ William W. Harvey, Jr.
William W. Harvey, Jr.
Chief Financial Officer